UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2017

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) 44-20-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 13, 2017, Willis Towers Watson Public Limited Company (the “Company”) held the 2017 Annual General Meeting of Shareholders (the “2017 AGM”). Proxies for the 2017 AGM were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and there was no solicitation in opposition to the Company’s solicitation.

A total of 120,203,310 ordinary shares (representing approximately 88.74% of 135,443,978 ordinary shares outstanding and entitled to vote as of April 13, 2017, the record date for the 2017 AGM) were present in person or by proxy, constituted a quorum for the transaction of business and were voted at the 2017 AGM. As described below, the Company’s shareholders approved each of the proposals considered at the 2017 AGM.

The shareholders elected Ms. Anna C. Catalano, Mr. Victor F. Ganzi, Mr. John J. Haley, Ms. Wendy E. Lane, Mr. James F. McCann, Mr. Brendan R. O’Neill, Mr. Jaymin Patel, Ms. Linda D. Rabbitt, Mr. Paul Thomas, Mr. Jeffrey W. Ubben and Mr. Wilhelm Zeller to serve as directors until the next annual general meeting of shareholders or until his/her successor is elected and qualified. The table below sets out the number of votes cast for and against each director, as well as abstentions and broker non-votes:

DIRECTOR	FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
Anna C. Catalano	114,994,529	98,561	89,466	5,020,754
Victor F. Ganzi	114,926,551	219,498	36,507	5,020,754
John J. Haley	115,003,415	157,885	21,256	5,020,754
Wendy E. Lane	112,468,271	2,626,023	88,262	5,020,754
James F. McCann	103,039,835	12,025,304	117,417	5,020,754
Brendan R. O’Neill	115,012,442	150,214	19,900	5,020,754
Jaymin Patel	113,003,089	2,090,353	89,114	5,020,754
Linda D. Rabbitt	112,988,169	2,174,470	19,917	5,020,754
Paul Thomas	115,053,308	46,160	83,088	5,020,754
Jeffrey W. Ubben	113,837,923	1,208,586	136,047	5,020,754
Wilhelm Zeller	114,983,373	115,163	84,020	5,020,754

The shareholders ratified, on an advisory non-binding basis, the selection of (i) Deloitte & Touche LLP to audit the Company’s financial statements and (ii) Deloitte LLP to audit the Company’s Irish Statutory Accounts, and authorized, in a binding vote, the Company’s Board of Directors, acting through the Audit and Risk Committee, to fix the independent auditors’ remuneration. Of the shares voted, 118,656,237 voted in favor, 1,536,394 voted against and 10,679 abstained.

The shareholders approved, on an advisory non-binding basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2017 AGM in accordance with the Securities and Exchange Commission’s rules, including the “Compensation Discussion and Analysis,” the “Summary Compensation” table and the related tables and disclosure. Of the shares voted, 98,541,795 voted in favor, 16,562,672 voted against, 78,089 abstained and there were 5,020,754 broker non-votes.

The shareholders recommended, on an advisory non-binding basis, that the advisory vote on the Company’s named executive officer compensation be held every year. Of the shares voted, 112,389,692 voted in favor of every year, 105,368 voted in favor of every two years, 2,662,223 voted in favor of every three years, 25,273 abstained and there were 5,020,754 broker non-votes. Based on the voting results and the recommendation of the Company’s Board of Directors, the Board of Directors has decided that the Company will continue to hold an annual advisory vote on the compensation of its named executive officers until the next required vote on the frequency of the executive compensation vote. The Company is required to hold votes on frequency every six years.

The shareholders approved amendments to the Company’s Articles of Association:

•	to implement proxy access (of the shares voted, 114,334,867 voted in favor, 611,157 voted against, 236,532 abstained and there were 5,020,754 broker non-votes);

•	to provide for a plurality voting standard in the event of a contested election (of the shares voted, 114,946,153 voted in favor, 192,097 voted against, 44,306 abstained and there were 5,020,754 broker non-votes);

•	to grant the Board the sole authority to determine its size (of the shares voted, 112,033,732 voted in favor, 2,927,695 voted against, 221,129 abstained and there were 5,020,754 broker non-votes); and

•	to enhance the advance notice provisions and make certain administrative amendments in connection with the implementation of the Companies Act 2014 (of the shares voted, 119,433,818 voted in favor, 583,946 voted against and 185,546 abstained).

The shareholders approved amendments to the Company’s Memorandum of Association to make certain administrative amendments, including in connection with the Companies Act 2014. Of the shares voted, 119,835,616 voted in favor, 180,013 voted against and 187,681 abstained. Attached as Exhibit 3.1 hereto is the Company’s Amended and Restated Memorandum and Articles of Association.

The shareholders approved the renewal of the directors’ existing authority to issue shares under Irish law. Of the shares voted, 119,002,822 voted in favor, 1,111,852 voted against and 88,636 abstained.

The shareholders approved the renewal of the directors’ existing authority to opt out of statutory pre-emption rights under Irish law. Of the shares voted, 117,513,018 voted in favor, 2,476,930 voted against and 213,362 abstained.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Memorandum and Articles of Association of Willis Towers Watson Public Limited Company

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2017	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

	By:	/s/ Matthew Furman
Matthew Furman
General Counsel

Index to Exhibits

Exhibit Number	Description

3.1	Amended and Restated Memorandum and Articles of Association of Willis Towers Watson Public Limited Company